Exhibit 99.1

Investor Contact:

Amy Glynn / Nick Laudico

The Ruth Group

Phone: (646) 536-7023 / 7030

Email: aglynn@theruthgroup.com

Email: nlaudico@theruthgroup.com

Addus HomeCare Reports Second Quarter 2010 Results

Second Quarter Financial Highlights

•	Total net service revenues grew 3.4% to $67.2 million

•	Home & Community segment net service revenues increased 3.6% to $54.1 million

•	Home Health segment net service revenues increased 2.5% to $13.0 million

•	Record quarterly Medicare revenues, with Home Health Medicare admissions up 10.5%

•	Net income of $1.7 million, or $0.16 per diluted share, which included $0.01 per share for acquisition related expenses

Recent Business Highlights

•	Expanded presence in Southeast market with acquisition of Advantage Health Systems in July 2010; expect accretion of $0.02 to $0.03 per share in 2010

•	Credit facility with Fifth Third Bank increased to $60.0 million with the addition of a new $5 million term loan component used to finance a portion of the Advantage Health Systems acquisition

Palatine, IL, August 5, 2010 - Addus HomeCare Corporation (Nasdaq: ADUS), a comprehensive provider of home-based social and medical services, announced today its financial results for the three and six months ended June 30, 2010.

Mark Heaney, President and Chief Executive Officer of Addus HomeCare, stated, “During the quarter, we continued to focus and execute on all of the key priorities we identified in previous quarters. These priorities are growing census, enhancing our Integrated Services model, controlling costs and improving collections. Our second quarter results reflect progress in improving our operations.

“In our Home & Community segment, which represents approximately 80% of revenues, we continued to drive census growth while controlling costs, which led to increased revenues and stable operating margins during the quarter. In our Home Health segment, second quarter Medicare admissions were up 10.5% year over year. This growth is a direct result of the investments we have made in sales and marketing over the past three quarters. While these investments negatively impacted margins in the first two quarters of 2010, we expect that improved sales productivity, coupled with continued cost containment, will result in modest operating margin improvement for Home Health in the second half of this year,” Heaney added.

Addus HomeCare Reports Second Quarter 2010 Results

“During the quarter we maintained our focus on improvements to our Integrated Services program and continue to see integrated starts of care rebound to historical levels.

“In July, we completed the acquisition of Advantage Health Systems which also does business as CarePro, a highly regarded provider of home & community, home health and hospice services in South Carolina and Georgia. This acquisition expands our footprint in the Southeast market while also further diversifying our payor mix. We expect the acquisition to be accretive to earnings by $0.02 to $0.03 per share in 2010.

“We continue to make progress in our accounts receivables collections. The centralization of all of our payors by year-end is expected to improve the effectiveness of our collections. Receiving payments from the State of Illinois remains a major priority for us, and we continue to work very closely with state officials. As of the end of the second quarter, DSOs for the State of Illinois were 159, which represents a four day improvement from March 31, 2010.

“While we continue to focus on our plan, we are very aware that states across the country are challenged and that they will be for the foreseeable future. Many of the 18 states in which we operate have enacted measures to control or even reduce the rate at which their homecare programs expand. That said, the fact remains that in-home care is the lowest cost option available to states, all of whom are experiencing increases in their aging population,” concluded Mr. Heaney.

Second Quarter Review

Total net service revenues for the quarter ended June 30, 2010 were $67.2 million, a 3.4% increase compared to $65.0 million in the prior year quarter.

Net income for the second quarter of 2010 of $1.7 million, or $0.16 per diluted share, including $0.01 per share in acquisition related expenses, was based on 10.5 million diluted shares outstanding. This compares to net income after preferred stock dividends of $0.8 million, or $0.37 per diluted share based on 5.2 million diluted shares outstanding in the prior year period. Net income in the second quarter of 2009 prior to preferred stock dividends was $1.9 million.

Adjusted earnings before interest, taxes, depreciation, amortization, and stock-based compensation (“Adjusted EBITDA”) for the second quarter of 2010 was $4.3 million, compared to $5.1 million in the prior year quarter. Contributing to the decrease in adjusted EBITDA in the current quarter was higher Home & Community bad debt expense, costs associated with being a public company, investment in Home Health sales and marketing, and acquisition related expenses.

Addus HomeCare Reports Second Quarter 2010 Results

Home & Community segment net service revenues for the second quarter of 2010 were $54.1 million, a 3.6% increase compared to $52.3 million in the prior year quarter. The increase in revenues was entirely the result of organic growth. Home & Community gross margins remained solid, at 25.3% in the second quarter of 2010, consistent with the prior year quarter.

Home & Community operating income, including depreciation and amortization but excluding corporate expenses, was $5.5 million, compared to $5.3 million in the prior year quarter.

Home Health segment net service revenues for the second quarter of 2010 were $13.0 million, a 2.5% increase compared to $12.7 million in the prior year quarter. The increase in revenues was entirely the result of organic growth and reflects a 10.5% increase in Medicare admissions. Home Health gross margins were 46.4% in the second quarter of 2010, compared to 47.4% in the prior year period.

Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $1.7 million, compared to $2.0 million in the prior year quarter. The decline in Home Health operating income was primarily related to lower gross profit margins from higher direct service personnel travel related costs, medical supplies and employer related benefit costs, as well as investments related to the expansion of the sales force and related sales management.

Six Month Review

Total net service revenues for the six months ended June 30, 2010 were $131.8 million, a 3.9% increase compared to $126.8 million in the prior year period.

Net income for the six months ended June 30, 2010 of $3.0 million, or $0.29 per diluted share, including $0.01 per share in acquisition related expenses, was based on 10.5 million diluted shares outstanding, which included $0.01 per share in acquisition related expenses. This compares to net income after preferred stock dividends of $1.0 million, or $0.63 per diluted share based on 5.2 million diluted shares outstanding, for the six months ended June 30, 2009. Net income for the first six months of 2009 prior to preferred stock dividends was $3.3 million.

Adjusted EBITDA for the six months ended June 30, 2010 was $8.0 million, compared to $9.5 million in the prior year period.

Home & Community segment net service revenues for the first six months of 2010 were $106.8 million, a 4.2% increase compared to $102.5 million in the prior year period. Home & Community operating income, including depreciation and amortization but excluding corporate expenses, was $11.0 million, compared to $10.3 million in the prior year period.

Home Health segment net service revenues for the six months ended June 30, 2010 were $24.9 million, a 2.6% increase compared to $24.3 million in the prior year period. Home Health operating income, including depreciation and amortization but excluding corporate expenses, was $2.7 million, compared to $3.5 million in the prior year period.

Addus HomeCare Reports Second Quarter 2010 Results

The information provided in this release includes Adjusted EBITDA, a non-GAAP financial measure, which the Company defines as net income plus depreciation and amortization, net interest expense, income tax expense and stock-based compensation expense. The Company has provided, in the financial statement tables included in this press release, a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP measure. Management believes that Adjusted EBITDA is useful to investors, management and others in evaluating the Company’s operating performance to provide investors with insight and consistency in the Company’s financial reporting and present a basis for comparison of the Company’s business operations among periods, and to facilitate comparison with the results of the Company’s peers.

Conference Call

Addus HomeCare will conduct a conference call to discuss its second quarter results on Thursday, August 5, 2010, beginning at 5 p.m. Eastern time. The toll-free number is (866) 770-7051 (international callers should call 617-213-8064), with the passcode: 23789687. A telephonic replay of the conference call will be available through midnight on August 19, 2010, by dialing (888) 286-8010 (international callers should call 617-801-6888) and entering the passcode 45402608.

A live broadcast of Addus HomeCare’s conference call will be available under the Investor Relations section of the Company's website, www.addus.com. An online replay of the conference call will also be available on the Company's website for one month, beginning approximately three hours following the conclusion of the live broadcast.

About Addus

Addus is a comprehensive provider of a broad range of social and medical services in the home. Addus’ services include personal care and assistance with activities of daily living, skilled nursing and rehabilitative therapies, and adult day care. Addus’ consumers are individuals with special needs who are at risk of hospitalization or institutionalization, such as the elderly, chronically ill and disabled. Addus’ payor clients include federal, state and local governmental agencies, the Veterans Health Administration, commercial insurers and private individuals. Addus has over 13,000 employees that provide services through more than 125 locations across 18 states to over 24,000 consumers.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including the expected benefits and costs of acquisitions, management plans related to acquisitions, the possibility that expected benefits may not materialize as expected, the failure of a target company’s business to perform as expected, Addus HomeCare’s inability to successfully implement integration strategies,

Addus HomeCare Reports Second Quarter 2010 Results

changes in reimbursement, changes in government regulations, changes in Addus HomeCare’s relationships with referral sources, increased competition for Addus HomeCare’s services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in the Risk Factors section in Addus HomeCare’s Prospectus, filed with the Securities and Exchange Commission on October 29, 2009 and in Addus HomeCare’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 29, 2010, each of which is available at http://www.sec.gov. Addus HomeCare undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Unaudited tables and notes follow)

Addus HomeCare Reports Second Quarter 2010 Results

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(amounts and shares in thousands, except per share data)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009

Net service revenues	$67,165	$64,966	$131,770	$126,805
Cost of service revenues	47,429	45,739	93,214	89,440

Gross profit	19,736	19,227	38,556	37,365

General and administrative expenses	15,513	14,191	30,695	27,983
Depreciation and amortization	951	1,224	1,897	2,444

Total operating expenses	16,464	15,415	32,592	30,427

Operating income	3,272	3,812	5,964	6,938

Interest expense, net	750	1,050	1,468	2,168

Income from operations before taxes	2,522	2,762	4,496	4,770
Income tax expense	868	831	1,484	1,474

Net income	1,654	1,931	3,012	3,296

Less: Preferred stock dividends	—	(1,142)	—	(2,284)

Net income (loss) attributable to common shareholders	$1,654	$789	$3,012	$1,012

Income (loss) per common share:
Basic	$0.16	$0.77	$0.29	$0.99

Diluted	$0.16	$0.37	$0.29	$0.63

Weighted average number of common shares outstanding:
Basic	10,500	1,019	10,500	1,019

Diluted	10,500	5,190	10,500	5,203

Addus HomeCare Reports Second Quarter 2010 Results

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	June 30, 2010	December 31, 2009
Assets

Current assets
Cash	$935	$518
Accounts receivable, net	76,647	70,491
Prepaid expenses and other current assets	8,872	6,937
Deferred tax assets	6,364	5,700
Income taxes receivable	48	732

Total current assets	92,866	84,378

Property and equipment, net	3,053	3,133

Other assets
Goodwill	59,613	59,482
Intangible assets, net	11,611	13,082
Deferred tax assets	188	509
Other assets	667	731

Total other assets	72,079	73,804

Total assets	$167,998	$161,315

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$5,411	$3,763
Accrued expenses	26,913	25,557
Current maturities of long-term debt	4,737	7,388
Deferred revenue	2,410	2,189

Total current liabilities	39,471	38,897

Long-term debt, less current maturities	44,819	41,851
Total stockholders’ equity	83,708	80,567

Total liabilities and stockholders’ equity	$167,998	$161,315

Addus HomeCare Reports Second Quarter 2010 Results

ADDUS HOMECARE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	For the Six Months Ended
	June 30, 2010	June 30, 2009

Net Income	$3,012	$3,296
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	1,897	2,444
Deferred income taxes	0	(20)
Change in fair value of financial instrument	(191)	(228)
Stock-based compensation	128	140
Amortization of debt issuance costs	74	354
Provision for doubtful accounts	1,950	1,319
Changes in operating assets and liabilities:
Accounts receivable	(8,106)	(15,196)
Prepaid expenses and other assets	(1,946)	(4,048)
Accounts payable	1,648	975
Accrued expenses	1,766	6,076
Deferred revenue	222	(142)
Income taxes	341	233

Net cash provided by (used in) operating activities	795	(4,797)

Acquisitions of businesses, net of acquired cash	(349)	(1,473)
Purchases of property and equipment	(346)	(231)

Net cash used in investing activities	(695)	(1,704)

Payments on term-loan	—	(3,325)
Net borrowings (repayments) on revolving credit loan	—	2,400
Net borrowings (repayments) on new credit facility	750	—
Payments on dividend notes	(500)	—
Net borrowings (repayments) on other notes	67	2,163

Net cash provided by financing activities	317	1,238

Net change in cash	417	(5,263)
Cash at the beginning of period	518	6,113

Cash at the end of the period	$935	$850

Addus HomeCare Reports Second Quarter 2010 Results

Segment Information (Unaudited)

(Amounts in thousands)	For the Three Months Ended June 30, 2010
	Home & Community	Home Health	Corporate	Total
Net service revenues	$54,144	$13,021	$—	$67,165
Cost of service revenues	40,450	6,979	—	47,429

Gross profit	13,694	6,042	—	19,736

General and administrative expenses	7,581	4,196	3,736	15,513
Depreciation and amortization	621	158	172	951

Total operating expenses	8,202	4,354	3,908	16,464

Operating income	$5,492	$1,688	$(3,908)	$3,272

	For the Three Months Ended June 30, 2009
	Home & Community	Home Health	Corporate	Total
Net service revenues	$52,267	$12,699	$—	$64,966
Cost of service revenues	39,058	6,681	—	45,739

Gross profit	13,209	6,018	—	19,227

General and administrative expenses	7,116	3,825	3,250	14,191
Depreciation and amortization	835	196	193	1,224

Total operating expenses	7,951	4,021	3,443	15,415

Operating income	$5,258	$1,997	$(3,443)	$3,812

	For the Six Months Ended June 30, 2010
	Home & Community	Home Health	Corporate	Total
Net service revenues	$106,845	$24,925	$—	$131,770
Cost of service revenues	79,724	13,490	—	93,214

Gross profit	27,121	11,435	—	38,556

General and administrative expenses	14,903	8,420	7,372	30,695
Depreciation and amortization	1,235	321	341	1,897

Total operating expenses	16,138	8,741	7,713	32,592

Operating income	$10,983	$2,694	$(7,713)	$5,964

	For the Six Months Ended June 30, 2009
	Home & Community	Home Health	Corporate	Total
Net service revenues	$102,501	$24,304	$—	$126,805
Cost of service revenues	76,620	12,820	—	89,440

Gross profit	25,881	11,484	—	37,365

General and administrative expenses	13,873	7,548	6,562	27,983
Depreciation and amortization	1,667	393	384	2,444

Total operating expenses	15,540	7,941	6,946	30,427

Operating income	$10,341	$3,543	$(6,946)	$6,938

Addus HomeCare Reports Second Quarter 2010 Results

Key Statistical and Financial Data (Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
General:

Adjusted EBITDA (in thousands) (1)	$4,289	$5,106	$7,989	$9,522
States served at period end			16	16
Locations at period end			122	121
Employees at period end			13,123	12,578

Home & Community

Average weekly census	20,648	20,211	20,421	20,147
Billable hours (in thousands)	3,252	3,245	6,424	6,355
Billable hours per business day	50,819	50,703	50,582	50,039
Revenues per billable hour	$16.65	$16.11	$16.63	$16.13

Home Health

Average weekly census:
Medicare	1,602	1,480	1,533	1,433
Non-Medicare	1,493	1,563	1,515	1,536
Medicare admissions (2)	2,130	1,927	4,211	3,802
Medicare revenues per episode completed	$2,633	$2,562	$2,598	$2,521

Percentage of Revenues by Payor:

State, local or other governmental	79%	81%	80%	82%
Medicare	13%	12%	12%	12%
Other	8%	7%	8%	6%

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.
(2)	Medicare admissions represents the aggregate number of new cases approved for Medicare services during a specified period.

Addus HomeCare Reports Second Quarter 2010 Results

Adjusted EBITDA (1) (Unaudited)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Reconciliation of Adjusted EBITDA to Net Income:

Net income	$1,654	$1,931	$3,012	$3,296
Net interest expense	750	1,050	1,468	2,168
Income tax expense	868	831	1,484	1,474
Depreciation and amortization	951	1,224	1,897	2,444
Stock-based compensation expense	66	70	128	140

Adjusted EBITDA	$4,289	$5,106	$7,989	$9,522

(1)	We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and stock-based compensation expense. Adjusted EBITDA is a performance measure used by management that is not calculated in accordance with generally accepted accounting principles in the United States (GAAP). It should not be considered in isolation or as a substitute for net income, operating income or any other measure of financial performance calculated in accordance with GAAP.

#    #    #